UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1050 Enterprise Way, Suite 700, Sunnyvale, California 94089

(Address of principal executive offices) (ZIP code)

Jae Kim, Senior Vice President and General Counsel

(408) 462-8000

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2019 to December 31, 2019.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD is being filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934.

A copy of Rambus Inc.’s Conflict Minerals Report for the period from January 1, 2019 through December 31, 2019 is filed as Exhibit 1.01 to this Form SD.

The information in this Form SD, including the Conflict Minerals Report, is publicly available on our website at www.rambus.com.

Item 1.02 Exhibit

Rambus Inc. is hereby filing its Conflict Minerals Report as Exhibit 1.01 as required by Item 1.01 of this Form SD.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit 1.01 – Rambus Inc. Conflict Minerals Report for the reporting period January 1, 2019 to December 31, 2019 as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMBUS INC.

/s/ Jae Kim
Jae Kim, Senior Vice President & General Counsel

Date: June 1, 2020

EXHIBIT INDEX

Exhibit No.	Description
1.01	Rambus Inc. Conflict Minerals Report for the reporting period January 1, 2019 to December 31, 2019.

4